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                                                                    EXHIBIT 12.1

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

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                                                                                    NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,               -----------------------------
                            -----------------------------------------------   SEPTEMBER 26,   SEPTEMBER 27,
                             1996      1995      1994      1993      1992         1997            1996
                            -------   -------   -------   -------   -------   -------------   -------------
Fixed Charges:
  Interest expense........  $ 5,235   $ 5,664   $ 4,248   $ 3,339   $ 3,714      $ 4,575         $ 4,004
  Interest portion of rent
     expense(1/3).........    2,253     1,999     1,836     1,706     1,703        2,016           1,638
                            -------   -------   -------   -------   -------      -------         -------
  Total fixed charges.....  $ 7,488   $ 7,663   $ 6,084   $ 5,045   $ 5,417      $ 6,591         $ 5,642
                            =======   =======   =======   =======   =======      =======         =======
Earnings:
  Earnings before income
     taxes................  $83,187   $53,238   $39,036   $47,344   $33,669      $83,299         $59,670
  Total fixed charges.....    7,488     7,663     6,084     5,045     5,417        6,591           5,642
                            -------   -------   -------   -------   -------      -------         -------
  Total earnings..........  $90,675   $60,901   $45,120   $52,389   $39,086      $89,890         $65,312
                            =======   =======   =======   =======   =======      =======         =======
Ratio of Earnings to Fixed
  Charges.................     12.1       7.9       7.4      10.4       7.2         13.6            11.6
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